Exhibit 10.bbb

Adopted pursuant to resolutions of the
Cinergy Corp. Benefits Committee on October 10, 2003

AMENDMENT TO THE
CINERGY CORP. NON-UNION EMPLOYEES’ 401(K) PLAN

The Cinergy Corp. Non-Union Employees’ 401(k) Plan, as amended and restated effective January 1, 2003, is hereby amended, effective for compensation received after December 1, 2003.

(1)           Explanation of Amendment

The amendment caps the amount of annual “EMBU” bonuses included in profit sharing earnings under the Plan.

(2)                                 Amendment

Subsection 4.10(c)(3)(I) of the Plan is hereby amended to provide as follows:

““Annual Performance Cash Award” means, with respect to an Employee, the cash award received by the Employee under the provisions of an Employer’s annual bonus or incentive pay plan or program, including, but without limitation because of enumeration, the Cinergy Annual Incentive Plan, the Cinergy Non-Union Employees’ Incentive Plan, or any successor plan; except that for an Employee who is a participant in the Energy Merchant Business Unit Annual Incentive Plan, (i) the amount of the “Annual Performance Cash Award” that may be taken into account under the Plan for a Plan Year shall not exceed the Employee’s rate of annual Base Salary or rate of annual Base Wage, as applicable, as of the last day of the performance period for which the Annual Performance Cash Award is calculated and (ii) for purposes of clarity, any amount payable under the Energy Merchant Business Unit Annual Incentive Plan that is automatically deferred until a subsequent Plan Year shall not be considered as part of the Employee’s “Annual Performance Cash Award.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer, effective as of the date set forth herein.

By:	/s/ Timothy J. Verhagen

Timothy J. Verhagen
Vice President of Human Resources